Exhibit 99.1

News Release

News Media Contact:	Investor Relations Contact:
David E. Pendery	Andy Schulz
IHS Inc.	IHS Inc.
+1 303 397 2468	+1 303 397 2969
david.pendery@ihs.com	andy.schulz@ihs.com

IHS Approves Share Repurchase Program

ENGLEWOOD, Colo. (October 12, 2012) - IHS Inc. (NYSE: IHS), the leading global source of information and analytics, today announced that its Board of Directors has approved a $100 million program to repurchase IHS common shares.

IHS may repurchase shares in open market purchases or through privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements and other relevant factors. The repurchase program does not obligate IHS to repurchase any dollar amount or number of shares, and it may be suspended at any time at the company's discretion.

“This share repurchase program demonstrates our continued confidence in the IHS strategy of delivering long-term profitable growth and demonstrates our commitment to delivering value to our shareholders,” said Jerre Stead, IHS chairman and chief executive officer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities.

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About IHS (www.ihs.com)
IHS (NYSE: IHS) is the leading source of information and insight in critical areas that shape today's business landscape. Businesses and governments in more than 165 countries around the globe rely on the comprehensive content, expert independent analysis and flexible delivery methods of IHS to make high-impact decisions and develop strategies with speed and confidence. IHS has been in business since 1959 and became a publicly traded company on the New York Stock Exchange in 2005. Headquartered in Englewood, Colorado, USA, IHS employs more than 6,000 people in more than 30 countries around the world.

IHS is a registered trademark of IHS Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2012 IHS Inc.  All rights reserved.